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[TRUE NORTH COMMUNICATIONS INC. LETTERHEAD]


November 3, 2000
Kathryn Woods, True North:  212-727-5582

                                                                            NEWS

           TRUE NORTH COMMENTS ON DAIMLERCHRYSLER DECISION


CHICAGO -- True North Communications Inc. (NYSE: TNO) today said that DaimlerChrysler's Auburn Hills-based Chrysler Group has informed the company of its decision to consolidate global advertising for the Chrysler, Dodge and Jeep-Registered Trademark- brands at BBDO Worldwide. True North's FCB Detroit agency has handled global advertising for Chrysler and Jeep brands as well as international media buying for DaimlerChrysler brands in most international markets in addition to spot market media buying for U.S. dealers. The company said that there will be a 180-day transition period during which FCB will continue to handle its portion of the account.

David Bell, Chairman and Chief Executive Officer, commented, "We're disappointed that the superior quality of our global work and our experience in integrating business from other agencies for Chrysler Group did not seem to be the critical drivers that we'd anticipated."

Bell said that the company presented a plan that provided the level of global service it believed necessary while providing very significant cost savings. "Based on our extensive experience in handling global advertising for Chrysler and Jeep-Registered Trademark-, we proposed an account structure that we felt would have provided the level of service needed in light of the client's very serious marketplace challenges. The fact is, going any lower in cost than what we'd proposed would also have lowered our margins to levels that would have been unacceptable to us and to our shareholders."

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2/TRUE NORTH COMMENTS ON DAIMLERCHRYSLER DECISION

"We wish Chrysler Group well and we will of course help them very professionally during this transition period," said Bell.

He emphasized, "We believe FCB Detroit is the single best automotive agency in the business, with an unparalleled creative record and depth of automotive experience. We will move swiftly in pursuing a new automotive account. We are confident that there will be opportunities opening up in the marketplace and we have a leadership team in Detroit that is fully committed to moving ahead."

Mike Vogel, CEO of FCB Detroit, said, "Our focus is now on replacing this business and finding the next set of challenges for our agency. FCB Detroit is a world-class automotive agency and we're very proud of our client commitment and our work and our outstanding reputation for both."

True North said that the revenue loss, estimated at an annualized $140 million, represents about 9% of True North's estimated 2000 revenues. According to Kevin Smith, True North's Chief Financial Officer, the revenue from the Chrysler Group account was largely domestic, with only about $20 million of it international.

The company will continue to receive revenue from the account during the six-month transition period. Smith said, "We will work closely with Chrysler in the coming weeks to determine the costs associated with the transition and the continued level of service that the client will need. At this point, it is our belief that we will be about $0.15 - $0.22 below the consensus estimate for 2001, assuming we're on track with our other corporate plans. However, once we have clear agreement on the transition, we'll be able to communicate more information on the financial outlook for 2001."

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3/TRUE NORTH COMMENTS ON DAIMLERCHRYSLER DECISION

Commented Bell, "Our management has met such challenges before and, while these are our initial estimates, we intend to direct our energies toward offsetting this." Bell also said, "True North today is a much stronger company which has had strong momentum and net new business wins of more than $1 billion in billings by the end of the third quarter. FCB Worldwide is a very powerful agency -- with or without Chrysler Group. Its global track record of new business, creative quality and leadership as well as its new FCBi brand make it a powerful global agency with many of the world's top marketers as clients. In competitive reviews both before and since the Chrysler review, FCB has won time and again on the competitive merits of its work, including most recently AT&T Business Services, Cablevision, CMGI, Jell-O, and Major League Baseball."

Brendan Ryan, CEO of FCB Worldwide, said, "We are just completing the best year by far in the history of FCB. Our unique business model, our outstanding creativity, our proprietary marketing tools, our global coverage, and most importantly, our people have been the key components of this success. These fundamentals have never been stronger and will now guide us quickly beyond this setback to continue our profitable growth well into the future."

WEBCAST:

True North will host a conference call for analysts and investors on Monday, November 6, 2000 at 10 AM Eastern Standard Time. The conference call will be simulcast live on the Internet, accessible on www.vcall.com with replays available for 15 days.

END NOTES:

True North Communications Inc. (NYSE: TNO) is one of the world's leading advertising and communications holding companies. True North has three major global brands: FCB Worldwide, advertising; BSMG Worldwide, public relations; and Marketing Drive Worldwide, marketing services. In addition, True North has a strong set of other brands: Bozell Group, New America Strategies Group, Temerlin McClain, Tierney Communications and TN Media, among them. True North also has a stake in the expanding German-based advertising agency, Springer & Jacoby.

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4/TRUE NORTH COMMENTS ON DAIMLERCHRYSLER DECISION

In the digital area, True North's portfolio of brands includes R/GA Interactive, SixtyFootSpider and Stein Rogan + Partners. Based in Chicago, True North had 1999 revenues of approximately $1.4 billion and annual billings of more than $14 billion.

FCB Worldwide (www.fcb.com) is the largest advertising agency brand in the U.S. and the fifth largest agency worldwide, with 1999 billings of $8.8 billion. With more than 200 offices servicing clients in 96 countries, FCB Worldwide's client roster includes S.C. Johnson, DaimlerChrysler, Compaq, Amazon.com, AT&T, Avaya, and Coors. FCB is the largest agency brand of True North Communications.

CAUTIONARY STATEMENT:

Certain statements contained in this press release may constitute "forward-looking statements" within the meaning of Section 21E(i)(1) of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause True North's actual results to be materially different from any future results expressed or implied by these statements. Such factors include the following: general economic and business conditions, the ability of True North to continue to improve its cost management, the ability to maintain current and attract new clients, the ability of True North to integrate acquisitions or complete future acquisitions, dependence upon and availability of qualified personnel and changes in government regulation. In light of these and other uncertainties, the forward-looking statements included in this document should not be regarded as a representation by True North that True North's plans and objectives will be achieved.

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